Exhibit 5.1

2001 Bryan Street, Suite 3900 Dallas, Texas 75201 (214) 953-0053 (214) 922-4142 Fax www.hallettperrin.com	Attorneys and Counselors	(214) 922-4120 Fax (214) 922-4170 lalverson@hallettperrin.com
May 17, 2007
Home Solutions of America, Inc.
1500 Dragon Street, Suite 200
Dallas, Texas 75207
Ladies and Gentlemen:
     We have acted as counsel for Home Solutions of America, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to 2,415,414 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the U.S. Industrial Services, Inc. 1998 Stock Option Plan and the U.S. Industrial Services, Inc. 2001 Stock Plan (together, the “Plans”).
     In connection herewith, we have examined or are familiar with the Plans, the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, certain resolutions adopted by the board of directors of the Company, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.
     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plans, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the “DGCL”).
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans and instruments executed pursuant to the Plans that govern the awards to which the Shares relate, will be validly issued, fully paid and non-assessable.

Exhibit 5.1
     The foregoing opinion is limited to the laws of the United States of America, the State of Texas and to the DGCL, as interpreted by federal courts and the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or “blue sky” laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ HALLETT & PERRIN, P.C.